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                                                                  Exhibit (a)(5)

DATED                                                2001
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                              AIRSPAN NETWORKS INC.

                                     - and -

                         AIRSPAN COMMUNICATIONS LIMITED

                                     - and -

                                 [OPTIONHOLDER]

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                                 JOINT ELECTION

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BETWEEN:


(1) AIRSPAN NETWORKS INC. whose address is 13450 West Sunrise Blvd., Sunrise, Florida 33323 USA (the "Company"); and

(2) AIRSPAN COMMUNICATIONS LIMITED (Company Registration No. 3501881) whose registered office is at Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN (the "Employer");

(3) [INSERT NAME OF OPTIONHOLDER] of [insert address of Optionholder] (the "Optionholder" which shall include his executors or administrators in the case of his death).


INTRODUCTION

(A) The Optionholder has been granted an option (the "Option") to acquire [insert number of Shares] shares of common stock in the Company (the "Shares") on terms set out in a non-qualified stock option agreement issued to the Optionholder and which will be subject to the [insert plan] (the "Plan").

(B) This Joint Election is in an approved format. The exercise, cancellation, release, assignment or other disposal of the Option is subject to the Optionholder entering into this joint election (the "Joint Election").

(C)      The Optionholder is currently an employee of the Employer.

(D) The exercise, release, cancellation, assignment or other disposal of the Option (a "Trigger Event") (whether in whole or in part), may result in the Employer or, if and to the extent that there is a change in law, any other company or person who becomes the secondary contributor for National Insurance contributions ("NIC") purposes at the time of such Trigger Event having a liability to pay employer's (secondary) Class I NICs (or any tax or social security premiums which may be introduced in substitution or in addition thereto) in respect of such Trigger Event.

(E)      Where the context so admits, any reference in this Joint Election:

         (i) to the singular number shall be construed as if it referred also to the plural number and vice versa;

         (ii) to the masculine gender shall be construed as though it referred also to the feminine gender; and

         (iii) to a statute or statutory provision shall be construed as if it referred also to that statute or provision as for the time being amended or re-enacted.

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AGREED TERMS


1.       Joint Election

1.1 It is a condition of the exercise, cancellation, release or other disposal of the Option to the Optionholder that he has entered into this Joint Election with the Employer.

1.2 The Optionholder, the Company and the Employer elect to transfer the liability (the "Liability") for all of the employer's (Secondary) Class I NICs, referred to in (D) above and charged on payments or other benefits arising on a Trigger Event and treated as remuneration and earnings pursuant to section 4(4)(a) of the Social Security Contributions and Benefit Act 1992 ("SSCBA") to the Optionholder. This Joint Election is made pursuant to an arrangement authorised by paragraph 3B, Schedule 1 of the SSCBA.

2.       Restriction on registration until liability paid by Optionholder

         The Optionholder hereby agrees that no Shares shall be registered in his name until he has met the Liability as a result of a Trigger Event in accordance with this Joint Election.

3.       Payment

3.1 The Optionholder and the Employer agree that funds to meet the Liability shall be paid to the Collector of Taxes or other relevant taxation authority by the Employer on the Optionholder's behalf within 14 days of the end of the income tax month in which the gain on the Option was made ("the 14 day period") and for the purposes of securing payment of the Liability the Optionholder will on the occurrence of a Trigger Event:

         (a)      pay to the Employer a cash amount equal to the Liability;
                  and/or

         (b) suffer a deduction from salary or other remuneration due to the Optionholder such deduction being in an amount not exceeding the Liability; and/or

         (c) enter into such arrangement or arrangements necessary or expedient with such person or persons (including the appointment of a nominee on behalf of the Optionholder) to effect the sale of Shares acquired through the exercise of the Option to cover all or any part of the Liability and use the proceeds to pay the Employer a cash amount equal to the Liability.

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3.2      The Optionholder hereby irrevocably appoints the Company and the
         Employer as his attorney with full power in his name to execute or sign any document and do any other thing which the Company or the Employer may consider desirable for the purpose of giving effect to the Optionholder satisfying the Liability under clause 3.1 and satisfying any penalties and interest under clause 3.4. The Optionholder further agrees to ratify and confirm whatever the Company and the Employer may lawfully do as his attorney. In particular, the Employer and/or the Company will have the right to enter into such an arrangement (as envisaged by clause 3.1(c)) on the Optionholder's behalf to sell sufficient of the Shares issued or transferred to the Optionholder on the exercise of the Option to meet the Liability pursuant to clause 3.1 and any penalty or interest arising under clause 3.4.

3.3 The Employer shall pass all monies it has collected from the Optionholder in respect of the Liability to the Collector of Taxes by no later than 14 days after the end of the income tax month in which the Trigger Event occurred. The Employer shall be responsible for any penalties or interest that may arise in respect of the Liability from any failure on its part after it has collected any monies from the Optionholder to pass the Liability to the Collector of Taxes within the said 14 days period.

3.4 If the Optionholder has failed to pay all or part of the Liability to the Employer within the 14 day period the Optionholder hereby indemnifies the Employer against such penalties or interest that the Employer would have to pay in respect of the late payment of all or part of the Liability to the Collector of Taxes.

4.       Termination of Joint Election

4.1 This Joint Election shall cease to have effect on the occurrence of any of the following:

         (a) if the terms of this Joint Election are satisfied in the reasonable opinion of the Company, the Employer and the Optionholder;

         (b) if the Company, the Employer and the Optionholder jointly agree in writing to revoke this Joint Election;

         (c) if the Inland Revenue withdraws approval of this Joint Election so far as it relates to share options covered by the Joint Election but not yet granted;

         (d) if the Option shall lapse or the Option is otherwise not capable of being exercised pursuant to the Plan; and/or

         (e) if the Company and/or the Employer serve notice on the Optionholder that the Joint Election is to cease to have effect.

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5.       Further assurance

5.1 The Company, Employer and the Optionholder shall do all such things and execute all such documents as may be necessary or desirable to ensure that this Joint Election complies with all relevant legislation and/or Inland Revenue requirements.

5.2 The Optionholder shall notify the Employer in writing of any Trigger Event which occurs in relation to the Option within three days of such Trigger Event.

5.3 The Company intends, as soon as practicable, to notify the Employer of the Optionholder's intention of exercising the Option and shall provide the Employer with such information available to the Company to enable the Employer to calculate the Liability arising on the Trigger Event.

6.       Secondary Contributor

6.1 The Employer enters into this Joint Election on its own behalf and on behalf of the Company, or, if and to the extent that there is a change in law, any other company or person who is or becomes a secondary contributor for NIC purposes in respect of this Option. It is agreed that the Employer can enforce the terms of this Joint Election against the Optionholder on behalf of any such company.

7.       Binding Effect

7.1 The Optionholder agrees to be bound by the terms of this Joint Election and for the avoidance of doubt the Optionholder shall continue to be bound by the terms of this Joint Election regardless of which country the Optionholder is working in when the Liability arises and regardless of whether the Optionholder is an employee of the Employer when the Liability arises.

7.2 The Employer and the Company agree to be bound by the terms of this Joint Election and for the avoidance of doubt the Employer and Company shall continue to be bound by the terms of this Joint Election regardless of which country the Optionholder is working in when the Liability arises and regardless of whether the Optionholder is an employee of the Employer when the Liability arises.

8.       Governing Law

8.1 This Joint Election shall be governed by and construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any claims, disputes or issues which may arise out of this deed.

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This Joint Election has been executed and delivered as a deed on the date written above.

SIGNED as a Deed                                )
by [insert name of Optionholder]                )
                                                )
in the presence of:                             )

Witness signature:

Name:

Address:

Occupation:


SIGNED as a DEED                                )
by AIRSPAN COMMUNICATIONS                       )
LIMITED acting by:                              )

                                                          Director
                                                          --------

                                                          Director/Secretary
                                                          ------------------


SIGNED as a DEED                                )
By AIRSPAN NETWORKS INC.                        )
acting by the under-mentioned person(s)         )
acting on the authority of the Company in       )
accordance with the laws of the territory of    )
its incorporation:                              )


                                                          Authorised signatory
                                                          --------------------


                                                          Authorised signatory
                                                          --------------------

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                      INSTRUCTIONS TO JOINT ELECTION FORMS

                             TO TRANSFER EMPLOYER'S

                 SECONDARY CLASS 1 NATIONAL INSURANCE LIABILITY

                    IN RELATION TO THE AIRSPAN NETWORKS INC.

             1998 STOCK OPTION AND RESTRICTED STOCK PLAN, AS AMENDED

                                       AND

                     THE 2001 SUPPLEMENTAL STOCK OPTION PLAN

When a UK employee exercises stock options, a National Insurance Contribution ("NIC") is incurred by both the employee and the employer on the amount that is recognized as employment income on the exercise. Legislation was enacted in July of 2000 enabling companies in the U.K. to reach an agreement with their employees to transfer the liability for the employer's contribution to the stock option holder.

     Consistent with the practice of other U.K. companies, Airspan Networks Inc. ("Airspan") has adopted this policy for all stock options granted under Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended (the "1998 Plan"), and the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "2001 Plan") on and after October 1, 1999. UK employees will be requested to sign a separate Joint Election Form document for each of the 1998 Plan and the 2001 Plan that will formally transfer the liability for the charge from Airspan to the employee. This liability transfer applies to all grants on or after October 1, 1999. Eligible employees who tender eligible options in accordance with the Offer to Exchange dated December 13, 2001 will be responsible for the employer's NIC liability for all new options granted pursuant to the offer.

A series of Questions & Answers has been developed to answer questions and concerns you may have regarding this change to the stock option program in the U.K., which has been included in your offer packet.

Note: You must fully complete, sign and return a Joint Election Form for both the Airspan Networks Inc. 1998 Plan and the 2001 Plan (the "Election Forms"). Both fully completed and signed Election Forms must accompany the signature page of your Acceptance Letter for the Offer to Exchange NO LATER THAN 5:00 p.m., Uxbridge, UK time, January 18, 2002.

                                  Instructions
                                  ------------

1.   Read the documents carefully.

2. Type or print your full name and address where specified on both Election Forms.




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3.   Type or print the number of shares for which you will be entitled to acquire pursuant to the options and specify the option plan under which you were granted the options where specified on the Election Forms.

4.   The signature section of both Election Forms must be fully completed by:
       . Printing your full name;
       . Signing with an original signature; and
       . Signing in the presence of a witness, whose name, address and occupation information must be completed.

5. Send the fully completed and signed Election Forms by external mail, courier or fax to:

Airspan Networks Inc., Attention: Barbara Sheard, Director of Human Resources, Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN United Kingdom,
FAX: +44 1895 467132

DELIVERY VIA EMAIL OR ANY FORM OF INTEROFFICE MAIL IS NOT ACCEPTABLE, but you may personally hand deliver the Election Forms to Human Resources, provided that they are date stamped and acknowledged as received by Human Resources.

                                      -2-